TREASURER’S CERTIFICATE

I, Graeme White, Treasurer and Chief Financial Officer of Susa Registered Fund L.L.C. (the “Fund”), hereby certify that the following votes have been adopted, first by the Managers who are not “interested persons” of the Fund as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended (“Independent Managers”) (“1940 Act”), voting separately and then by the entire Board of Managers (the “Board”) voting as a whole, at a meeting duly called and held on February 24, 2016, at which a quorum was present and acting throughout:

RESOLVED, that the Board, including all of the Independent Managers, hereby determines that the Fidelity Bond issued by Federal Insurance Company (a member of the Chubb Group of Insurance Companies) (the “Fidelity Bond”) covering any employee of the insured, as such term is defined by the Fidelity Bond, in accordance with the requirements of Rule 17g-1 under Section 17(g) of the 1940 Act in the amount of $400,000 is reasonable in form and amount, after having given due consideration to the value of the assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities held by the Fund; and further

RESOLVED, that the Board, including all of the Independent Managers, hereby approves the Fidelity Bond and authorizes the payment by the Fund of the annual premium of up to $1,155 on the Fidelity Bond, after giving due consideration to all relevant factors, including, but not limited to the amount of the coverage under the Fidelity Bond; and further

RESOLVED, that in the event that the amount of coverage under the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any officer of the und be, and hereby is, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements; and further

RESOLVED, that the Chief Financial Officer of the Fund is hereby designated as the person to make all filings with the SEC and to give all notices on behalf of the Fund required by paragraph (g) of Rule 17g-1 promulgated under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 22nd day of April 2016.

/s/ Graeme White
Graeme White
Treasurer and Chief Financial Officer